Exhibit 3.1

THE COMPANIES LAW OF THE CAYMAN ISLANDS (2004 REVISION)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

SHANGPHARMA CORPORATION

(Adopted by Special Resolution of the Shareholders on September 4, 2007)

1.	The name of the Company is ShangPharma Corporation.

2.	The Registered Office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2004 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands. In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.

Except as prohibited or limited by law, the Company shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz:

to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid, provided that, the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	The share capital of the Company is US$50,000 divided into 49,990,000 ordinary shares of a par value of US$0.001 each, and 10,000 convertible redeemable preferred shares of a par value of US$0.001 each, all of which are designated Series A Shares, with power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preferred or otherwise shall be subject to the powers hereinbefore contained.

7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (2004 Revision) and, subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

THE COMPANIES LAW OF THE CAYMAN ISLANDS (2004 REVISION)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

SHANGPHARMA CORPORATION

(Adopted by Special Resolution of the Shareholders on September 4, 2007)

Definitions

1. In these Articles, Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“07/08 NPAT” has the meaning set forth in Article 25(d).

“Additional Ordinary Shares” means all Ordinary Shares or Ordinary Share Equivalents issued by the Company after the date hereof, other than (i) Ordinary Shares issued upon conversion of the Series A Shares; (ii) up to 1,485 Ordinary Shares and Ordinary Share Equivalents (and the Ordinary Shares issuable upon exercise of such Ordinary Share Equivalents) issuable to employees, professional consultants, officers or directors of the Company pursuant to any stock option, share purchase, share bonus or other equity incentive plans, agreements or arrangements of the Company approved by the Board; (iii) securities issued in a Qualified Public Offering; (iv) securities issued in connection with any merger or acquisition transaction approved by the Board (with the affirmative vote of at least one of the Series A Directors); (v) securities issued in connection with the establishment of a strategic business relationship approved by the Board (with the affirmative vote of at least one of the Series A Directors); (vi) Ordinary Shares issued upon exercise by the Investors of the call option in accordance with the Investors' Option Agreement; or (vii) securities issued in connection with a share split or share dividend, combination, recapitalization or similar change in the capital structure of the Company; or (viii) any other issuance of Equity Securities approved by a majority of the Board (including the affirmative vote of at least one of the Series A Directors).

“Affiliate” means, with respect to any given Person, a Person that Controls, is Controlled by, or is under common Control with the given Person and shall include, in respect of the Investors, any partner or investment professional, including without limitation Dr. Simba Gill.

“Alternate Director” means an acting director appointed by a Director to temporarily perform his functions as a Director of the Company as described in Article 78.

“Ancillary Agreements” means, collectively, these Memorandum and Articles, the Investors’ Rights Agreement, the Investors’ Option Agreement and the Restructuring Documents.

“Annual Business Plan” means the annual business plan and budget prepared by the Company.

“Approved Losses and Expenses” means (a) all one-off, non-recurring and extraordinary items that are not typically incurred in the ordinary course of business, (b) any share-based compensation charge that the Company is required to record in the event that the issuance of Series A Shares to Joint Benefit is deemed to be share-based compensation under SFAS No. 123 (revised 2004) “Share Based Payment” or other similar accounting rule, (c) extraordinary legal expenses and Workers’ Compensation Costs incurred by the Group Companies to an extent that is significantly greater than the usual amount of such expenses or costs typically incurred by the Group Companies, provided that to the knowledge of the Company Warrantors, the facts or circumstances giving rise to (i) such legal expenses or Workers’ Compensation Costs (as the case may be) did not exist as of the date of the Securities Purchase Agreement, (ii) only the amount by which such legal expenses or Workers’ Compensation Costs (as the case may be) exceed the average annual amount of such expenses or costs incurred by the Group Companies during the preceding twenty-four month period shall be considered, and (iii) for the avoidance of doubt, (A) legal expenses incurred by the Group Companies in connection with (x) the negotiation and preparation of the Securities Purchase Agreement and the Ancillary Agreements and (y) an initial public offering of the shares of the Company, shall be considered Approved Losses and Expenses, and (B) legal expenses incurred for claims in which the Group Companies are required to pay damages or amounts as a result of a court judgment, arbitration ruling or settlement shall not be considered Approved Losses and Expenses, (c) all losses as a result of any New Line of Business, (d) all losses incurred in connection with an Approved Merger and Acquisition Transaction that have been specifically approved by the Board in accordance with the Memorandum and Articles, (e) any third party professional or consulting fees and expenses related to reviews of the Company’s practices with respect to intellectual property, information technology, human resources or legal compliance as contemplated by the Securities Purchase Agreement or any of the Ancillary Agreements, (f) any insurance premiums paid by the Company with respect to coverage required by the Investors that are (i) not currently incurred (or not incurred to the same extent) by the Group Companies, (ii) not required, (x) pursuant to applicable laws in the relevant jurisdiction, (y) by the underwriters in connection with the Company’s initial public offering or (z) by the Company’s pharmaceutical and biotech customers and (iii) not typically incurred (or not incurred to the same extent) by publicly listed, comparable PRC or Indian companies in the chemistry services outsourcing industry (for the avoidance of doubt, for the purposes of sub-sections (f)(i) and (f)(iii), only those amounts by which expenses incurred in connection with the requirements of the Investors under the terms and conditions of the Securities Purchase Agreement or any Ancillary Agreement exceed the extent to which such expenses are incurred by the Group Companies (in the case of sub-section (f)(i)) or by publicly listed, comparable PRC or Indian companies in the chemistry services outsourcing industry (in the case of sub-section (f)(iii)) shall be considered)), and (g) any other expenses as approved by the Board (with the affirmative vote of at least one of the Series A Directors).

“Approved Merger and Acquisition Transaction” means an acquisition of a Controlling interest or substantially all of the assets of another Person or business (whether by share acquisition, merger, share exchange, asset purchase or as otherwise approved by the Board (with the affirmative vote of at least one of the Series A Directors).

“Articles” or “Articles of Association” means these Articles as originally framed or as from time to time altered by Special Resolution.

“Auditors” means the persons approved by the Board who for the time being perform the duties of auditors for the Company.

“Big Four Accounting Firm” means any of Pricewaterhouse Coopers, KPMG International, Deloitte Touche Tohmatsu, or Ernst & Young, or any successor company thereto.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or a day that the banks in PRC, Hong Kong and the United States of America are required by law or executive order to be closed.

“BVI Entities” means, collectively ChemPartner Investment Holdings Limited (BVI), ChemExplorer Investment Holdings Limited (BVI), China Gateway Investment Limited (BVI) and Joint Benefit Group Limited (each a “BVI Entity”).

“Charge Agreement” means that certain Charge Over Shares executed by ChemExplorer Investment Holdings Limited (BVI) in favor of TPG, executed on or about September 6, 2007.

“Charged Shares” means the 2,673 Ordinary Shares of the Company subject to the Charge Agreement.

“Closing” means 10 a.m., on September 7, 2007, or such other time mutually agreed orally or in writing by the parties to the Securities Purchase Agreement.

“Company” means the above-named ShangPharma Corporation, a company incorporated and existing under the laws of the Cayman Islands.

“Company Sale” means a transaction in which a third party acquires more than fifty percent (50%) of the Company’s issued and outstanding equity securities or assets (whether structured as a merger, consolidation, share exchange, asset purchase or otherwise).

“Company Warrantors” means ChemPartner Investment Holdings Limited (BVI), ChemExplorer Investment Holdings Ltd. (BVI), China Gateway Investment Limited (BVI), ChemExplorer Company Limited (HK), China Gateway Life Science (Holdings) Ltd. (HK), Shanghai ChemExplorer Co., Ltd., Shanghai PharmaExplorer Co., Ltd., Shanghai ChemPartner Co., Ltd., China Gateway Pharma Products (Shanghai) Co., Ltd., China Gateway Life Science (Shanghai) Co., Ltd. and China Gateway Pharma Products (Chengdu) Co., Ltd.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at shareholder’s meetings of such Person or power to control the composition of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing provided however that with respect to the Trust, “Control” shall mean the ability to (i) remove the Trustee (and any subsequent trustee) and appoint a new trustee and (ii) revoke the Trust, in each case at the sole discretion of the settlor and protector.

“Conversion Date” means the date specified in any notice served by a holder of Series A Shares electing to convert such shares or the date of consummation of a Qualified Public Offering, as the case may be.

“Conversion Shares” means Ordinary Shares issuable upon conversion of the Series A Shares.

“Directors” means duly elected and incumbent members of the Board of Directors.

“Dollars” or “US$” refers to the dollar currency of the United States of America and references to cents or ¢ should be construed accordingly.

“Effective Series A Conversion Price” means, with respect to any Ordinary Share Equivalent at a given time, an amount equal to the quotient of (i) the sum of any consideration, if any, received by the Company with respect to the issuance of such Ordinary Share Equivalent and the lowest aggregate consideration receivable by the Company, if any, upon the exercise, exchange or conversion of the Ordinary Share Equivalent over (ii) the number of Ordinary Shares issuable upon the exercise, conversion or exchange of the Ordinary Share Equivalent.

“Electronic Messaging” means the type of Electronic Record that is transmitted via an electronic network to the e-mail address of a person.

“Electronic Record” has the same meaning as in the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Employee Transferees” has the meaning set forth in Article 15.

“ESOP” means an employee equity incentive plan adopted by the Company pursuant to Section 10.1(a) of the Investors’ Rights Agreement.

“Equity Securities” means any Ordinary Shares or Ordinary Share Equivalents.

“Exercising Offeree” has the meaning set forth in Article 12(b)(iii).

“Founders” means Mr. Michael Xin Hui and Mrs. Wenjuan Xiao.

“Founder ESOP” means an equity incentive program established pursuant to Section 10.1(c) of the Investors’ Rights Agreement.

“Fully-Diluted Basis” means (i) the number of Ordinary Shares which would be outstanding if all securities convertible into or exchangeable or exercisable for Ordinary Shares held by all shareholders were converted or exchanged or exercised in full and (ii) as applied to a particular shareholder, the number of Ordinary Shares which would be held by such Shareholder if all securities convertible into or exchangeable or exercisable for Ordinary Shares held by such Shareholder were converted or exchanged or exercised in full.

“Group Company” means each of the Offshore Entities, the PRC Subsidiaries, the Company and Persons (other than a natural person) currently or hereafter Controlled by the Company (collectively, the “Group Companies”).

“Holders” means, collectively, the Investors, together with their respective permitted transferees and assignees, and each individually referred to herein as a “Holder.”

“Hong Kong Entities” means, collectively, ChemExplorer Company Limited (HK) and China Gateway Life Science (Holdings) Limited (HK) (each a “Hong Kong Entity”).

“Immediate Family Members” has the meaning set forth in Article 15(b).

“Intellectual Property” means any and all (i) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship, (ii) know-how, trade secrets and patents (including symbolic patents), (iii) proprietary processes and operational procedures, (iv) trade names, trade dress, trademarks, and service marks, and registrations and applications therefor, and (v) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

“Investors” means, collectively, TPG, TPG Biotech and their respective permitted transferees and assignees (each an “Investor”).

“Investors’ Option Agreement” means that certain Investors’ Option Agreement executed on or about September 7, 2007, by and among the Investors, ChemExplorer Investment Holdings Limited (BVI) ChemPartner Investment Holdings Limited (BVI) and certain other parties, as may be amended from time to time.

“Investors’ Rights Agreement” means that certain Investors’ Rights Agreement with respect to the Company executed on or about September 7, 2007, by and among the Company, the Investors, the Founders and certain other parties, as may be amended from time to time.

“IPO” means a firm-commitment underwritten initial public offering of the Company’s Ordinary Shares.

“IRR Amount” means an amount equal to a return of 12% on the Series A Original Purchase Price compounded quarterly from the date of the Closing to the date on which the actual payment is made.

“Issuance Notice” has the meaning set forth in Article 8(b).

“Issuance Notice Period” has the meaning set forth in Article 8(c).

“Jiecai” means , a company incorporated under the laws of the PRC.

“Liquidation Event” means (a) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (b) any consolidation, amalgamation, trade sale, merger, corporate reorganization or other transaction, in which the Members of the Company immediately prior to such consolidation, amalgamation, trade sale, merger, reorganization or other transaction, own less than 50% of the Company’s voting power immediately after such consolidation, amalgamation, trade sale, merger, reorganization or other transaction, or any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, but excluding any transaction effected solely for tax purposes or to change the Company’s domicile, or (c) a Company Sale pursuant to Section 10.3 of the Investors’ Rights Agreement, or (d) a sale, lease or other disposition of all or substantially all of the assets of the Company, provided that treatment of any of the foregoing events as a Liquidation Event may be waived by a majority of the then outstanding Series A Shares, voting together as a single group on an as-converted basis.

“Member” shall bear the meaning ascribed to in the Statute.

“Memorandum and Articles” means these Memorandum of Association and Articles of Association as amended from time to time, pursuant to the laws of the Cayman Islands.

“Month” means calendar month.

“New Line of Business” means any business other than the chemistry synthesis outsourcing services business in which the Company is authorized to engage as approved by the Board (with the affirmative vote of at least one of the Series A Directors).

“NPAT” means the aggregate net profit after tax of the Company, excluding Approved Losses and Expenses, as determined by a Big Four Accounting Firm based on the audited consolidated financial statements of the Group Companies for the applicable annual period, in each case accompanied by an unqualified audit opinion of such Big Four Accounting Firm in accordance with US GAAP.

“Offered Shares” has the meaning set forth in Article 12(a).

“Offeree” has the meaning set forth in Article 12(a).

“Offshore Entities” means, collectively, the BVI Entities, the Hong Kong Entities and each other Person incorporated in a jurisdiction other than the PRC that is directly or indirectly Controlled by the Company (each an “Offshore Entity”).

“Ordinary Directors” means the directors appointed to the Board by the Ordinary Shareholders pursuant to Article 69(b).

“Ordinary Shares” means ordinary shares in the capital of the Company of par value US$0.001 and having the rights provided for in these Articles.

“Ordinary Share Equivalents” means Ordinary Shares, warrants, options and other securities and rights exercisable for Ordinary Shares and instruments (whether debt or equity) convertible or exchangeable for Ordinary Shares, including the Series A Shares.

“Original Issue Date” means the first date on which any Series A Shares are first issued by the Company.

“Oversubscription Rights” has the meaning set forth in Article 8(a).

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Memorandum and Articles, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the islands of Taiwan.

“PRC Subsidiaries” means, collectively Shanghai ChemExplorer Co., Ltd., Shanghai PharmExplorer Co., Ltd., Shanghai ChemPartner Co., Ltd., China Gateway Pharma Products (Shanghai) Co., Ltd., China Gateway Life Science (Shanghai) Co., Ltd., China Gateway Pharma Products (Chengdu) Co., Ltd. and each other Person that hereafter becomes a Subsidiary of an Offshore Entity and is incorporated the PRC (each a “PRC Subsidiary”).

“Pre-Closing Earnings Dividend” means a dividend in an amount equal to the Company’s Pre-Closing NPAT minus the Dividend Holdback Amount; provided, however, that the Pre-Closing Earnings Dividend shall not exceed US$5 million.

“Pre-Closing NPAT” means one-half (1/2) of the consolidated net profit after tax (assuming a 15% tax rate) of the Company from its operations during the period commencing on January 1, 2007 and ending on December 31, 2007 as reflected in the consolidated income statement and statement of cash flows for the Company covering the period from January 1, 2007 to December 31, 2007 and a consolidated balance sheet as of December 31, 2007, each audited and certified by an independent Big Four Accounting Firm selected by the Company, all prepared in accordance with US GAAP.

“Pro Rata Share” means, with respect to any Shareholder, the number of Ordinary Share Equivalents held by such Shareholder divided by the aggregate number of Ordinary Share Equivalents held by all Shareholders.

“Proposed Issuance” has the meaning set forth in Article 8(b).

“Proposed Recipient” has the meaning set forth in Article 8(a).

“Preemptive Rights” has the meaning set forth in Article 8(a).

“Qualified Exchange” means (i) The New York Stock Exchange or The Nasdaq Stock Market's Global Market System or (ii) any other exchange of recognized international reputation and standing duly approved by the Board of Directors, including the affirmative vote of at least one of the Series A Directors.

“Qualified Public Offering” means an IPO on a Qualified Exchange that values the Company at no less than US$250,000,000 immediately after the IPO and that results in aggregate proceeds to the Company of no less than US$62,500,000, net of Selling Expenses.

“Recapitalization” means any share split, share dividend, share combination or consolidation or other recapitalization in relation to the shares of the Company.

“Redemption Amounts” has the meaning set forth in Article 129(a).

“Redemption Closing” has the meaning set forth in Article 129(b).

“Redemption Notice” has the meaning set forth in Article 129(a).

“Registered Office” means the registered office of the Company.

“RMB” means Renminbi, the legal currency of the People's Republic of China.

“Seal” means the common seal of the Company and includes every duplicate seal.

“Secretary” includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement dated September 5, 2007, by and among the Company, the Investors, each of the Company Warrantors, the Founders and certain other parties, as amended from time to time.

“Selling Expenses” means, with respect to the issue or sale of any securities, any underwriting, brokerage or similar commissions, compensation, discounts or concessions paid or allowed by the Company in connection with such issue or sale.

“Selling Holder” has the meaning set forth in Article 13(a).

“Series A Conversion Price” has the meaning set forth in Article 18, as adjusted pursuant to Articles 24 and 25.

“Series A Directors” means the directors appointed to the Board by the holders of Series A Shares pursuant to Article 69(c).

“Series A Liquidation Preference” means the preferential distribution right that holders of the outstanding Series A Shares have in an event of liquidation, dissolution or winding-up of the Company as set forth in Article 128(a).

“Series A Original Purchase Price” means, with respect to the Series A Shares, US$0.001 per share.

“Series A Shares” means the Company’s outstanding Series A convertible redeemable preferred shares, par value US$0.001 per share, designated as Series A Shares issued subject to and in accordance with the Statute and these Articles and having the rights provided for in these Articles.

“Service Agreement” means any agreement by any Group Company to provide chemistry services on an FTE or project basis or otherwise, such services to include, without limitation, the outsourcing of lead structures, combinatorial chemistry, and may include services contemplated to be conducted by the Group Companies in the future, such as the biology or pre-clinical testing services business.

“Shareholder” means a registered owner of Shares.

“Shares” means the Ordinary Shares and the Series A Shares.

“Special Resolution” shall mean a resolution adopted as a special resolution in accordance with the Statute, either (i) at a general meeting by holders of not less than ninety-five percent (95%) of the then outstanding Shares of the Company, voting on an as-converted-to-Ordinary-Share basis; or (ii) by a unanimous written resolution of the Shareholders.

“Statute” means the Companies Law (2004 Revision) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“TPG” means TPG Star Charisma Ltd., and its successors, permitted transferees and assignees.

“TPG Biotech” means TPG Biotech II Charisma Ltd., and its successors, permitted transferees and assignees.

“Transfer” means any act or attempt to sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of, whether directly or indirectly.

“Transfer Notice” has the meaning set forth in Article 12(a).

“Transferor” has the meaning set forth in Article 12(a).

“Trust” means the Hui Family Trust, a discretionary trust established under the laws of the British Virgin Islands.

“US GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Workers’ Compensation Costs” means costs and expenses of the Group Companies resulting from valid worker’s compensation claims for injury or sickness suffered while employed by the Group Companies under applicable law, such costs and expenses not to include claims that are covered and reimbursed by the Group Companies’ insurance policies, to the extent of such reimbursement.

“Written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.

Words importing the singular number include the plural number and vice versa.

Words importing the masculine gender include the feminine gender.

Words importing persons include corporations.

The terms “include”, “including”, “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.

In these Articles, Section 8 of the Electronic Transactions Law (2003 Revision) shall not apply.

2. The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the shares may have been allotted.

3. The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

Certificates for Shares

4. Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled. The Directors may authorize certificates to be issued with the authorized signature(s) affixed by some method or system of mechanical process.

5. Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

Issue of Shares

6. At the date of the adoption of these amended and restated Articles, the Company is authorized to issue 49,990,000 Ordinary Shares and 10,000 Preferred Shares, all of which are designated Series A Shares.

(a) The powers, preferences and rights, and the qualifications, limitations or restrictions thereof in respect to the Ordinary Shares and the Series A Shares shall be subject as herein provided on such other terms as the Directors think proper, provided that shares shall not be issued partly paid.

(b) Subject to these Articles, all Shares in the Company for the time being unallotted and unissued shall be under the control of the Directors, who may allot, issue or grant options over or otherwise dispose of Shares of the Company with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise, and to such persons at such times and on such other terms as they think proper. All Shares shall be issued fully paid.

7. The Company shall maintain a register of its Members, and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within thirty (30) days after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares provided that in respect of a share or shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

8. Preemptive Rights

(a) Restrictions. The Company shall not issue any Additional Ordinary Shares of any type or class to any Person (the “Proposed Recipient”) unless the Company has offered each Ordinary Shareholder and Holder (each Ordinary Shareholder and Holder, for purposes of this Article 8, a “Preemptive Rightholder”) in accordance with the provisions of this Article 8, the right to purchase such Preemptive Rightholder’s Pro Rata Share of such issuance (“Preemptive Rights”) and the right to oversubscribe if any other Preemptive Rightholder elects not to purchase its Pro Rata Share of such securities (“Oversubscription Rights”) for a per unit consideration, payable solely in cash, equal to the per unit consideration to be paid by the Proposed Recipient and otherwise on the same terms and conditions as are offered to the Proposed Recipient. The securities that have not been purchased by the Preemptive Rightholders who fail to exercise their Preemptive Rights or fail to complete the purchase of their Pro Rata Shares shall first be offered to the Preemptive Rightholders who have exercised their Oversubscription Rights within the Issuance Notice Period pro rata to the number of additional securities that such Preemptive Rightholders have agreed to take up above their respective Pro Rata Share; provided that no Preemptive Rightholder shall be obliged to purchase more securities above its Pro Rata Share than such additional securities it indicates its agreement to take up under this Article 8(a).

(b) Notice. Not less than fifteen (15) days before a proposed issuance of securities other than in connection with an issuance not subject to Article 8(a) (a “Proposed Issuance”), the Company shall deliver to each Preemptive Rightholder written notice (the “Issuance Notice”) of the Proposed Issuance setting forth (a) the number, type and terms of the securities to be issued, (b) the consideration to be received by the Company in connection with the Proposed Issuance and (c) the identity of the Proposed Recipients.

(c) Exercise of Rights. Within twenty five (25) days following the receipt of the notice referred to in Article 8(b) (the “Issuance Notice Period”), each Preemptive Rightholder electing to exercise its rights under this Article 8 shall give written notice to the Company specifying the number of securities to be purchased by such Preemptive Rightholder and the calculation by such Preemptive Rightholder of its Pro Rata Share. Except as provided in the next succeeding sentence, failure by any Preemptive Rightholder to give such notice within the Issuance Notice Period shall be deemed a waiver by such Preemptive Rightholder of its rights under this Article 8 with respect to such Proposed Issuance. If any Preemptive Rightholder fails to give the notice required under this Article 8(c) solely because of the Company’s failure to comply with the notice provisions of Article 8(b), then the Company shall not issue securities pursuant to this Article 8 and if any securities are purported to be issued, such issuance of securities shall be void.

(d) Sales by the Company. For a period of sixty (60) days following the expiration of the twenty-five (25) day period described in Article 8(c) above, the Company may issue the securities with respect to which the Preemptive Rights under this Article 8 were not exercised, at a price and upon terms not more favorable to the Proposed Recipient thereof than specified in the Issuance Notice. In the event the Company has not completed the sale of such securities to the Proposed Recipient within such sixty (60) day period, the Company shall not thereafter issue or sell any securities without first again offering such securities to the Preemptive Rightholders in the manner provided in Article 8(a) above.

(e) Termination of Preemptive Rights. The Preemptive Rights provided in this Article 8 shall terminate on the earlier of (i) the closing of a Qualified Public Offering, (ii) a Liquidation Event, or (iii) such time as the Investors collectively own less than 20% of the Series A Shares (or the Conversion Shares issued upon the conversion of such Series A Shares) purchased by the Investors at the Closing.

Transfer of Shares

9. The instrument of transfer of any Shares shall be in writing and shall be executed by or on behalf of the transferor, and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

10. The Directors may in their absolute discretion decline to register any Transfer of Ordinary Shares, except where such Transfer is in accordance with the other provisions of these Articles concerning Share transfers. Subject to compliance with the other provisions of these Articles, the Directors shall register any Transfer of Series A Shares, except where holders proposing or effecting the Transfers of the Series A Shares are subject to binding written agreements with the Company which restrict the Transfer of the Series A Shares held by such holders and such holders have not complied with the terms of such agreements or the restrictions have not been waived in accordance with their terms. If the Directors refuse to register a Transfer, they shall notify the transferee within fifteen (15) days of such refusal.

11. The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than thirty (30) days in any year.

Rights of Holders Upon Transfers of Ordinary Shares

12. Rights of First Refusal.

(a) Transfer Notice. Except for Transfers in accordance with Article 15 and except for Transfers in connection with a Company Sale, which Transfers will not be subject to this Article 12, if at any time any Shareholder (a “Transferor”) proposes to Transfer all or any part of any interest in the Equity Securities that are beneficially owned or held by the Transferor, then the Transferor shall give each Holder and Ordinary Shareholder (each an “Offeree”) written notice of the Transferor‘s intention to make the Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Equity Securities to be Transferred (the “Offered Shares”), which shall include the number of Equity Securities to be Transferred and the nature of such Transfer, (ii) the identity (identities) (including name(s) and address(es)) of the prospective transferee(s), and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b) Offerees’ Option.

(i) Each Offeree shall have an option for a period of thirty (30) days from its receipt of the Transfer Notice to elect to purchase its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

(ii) Each Offeree may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share (with any re-allotments as provided below) of the Offered Shares, by notifying the Transferor in writing, before expiration of the thirty-day (30-day) period set forth in clause (i) as to the number of such Offered Shares which it wishes to purchase (including any re-allotment). For purposes of this clause (ii), each Offeree‘s pro rata share of the Offered Shares shall be equal to the number of Offered Shares, multiplied by a fraction, the numerator of which shall be the number of Ordinary Share Equivalents held by such Offeree on the date of the Transfer Notice and the denominator of which shall be the total number of Ordinary Share Equivalents held by all Exercising Offerees (as defined below) on the date of the Transfer Notice.

(iii) Each Offeree which exercises its right of first refusal under clause (ii) above (an “Exercising Offeree”) shall have a right of re-allotment such that, if any other Offeree fails to exercise the right to purchase its full pro rata share of the Offered Shares, the Exercising Offeree may exercise an additional right to purchase its pro rata share of such unpurchased Offered Shares by notifying the Transferor in writing within ten (10) days after the expiration of the 30-day period described in clause (ii) above. For purposes of this clause (iii), each Exercising Offeree‘s pro rata share of the unpurchased Offered Shares shall be equal to the number of unpurchased Offered Shares (rounded to the nearest share), multiplied by a fraction, the numerator of which shall be the number of shares purchased by such Exercising Offeree on the date of the Transfer Notice and the denominator of which shall be the total number of Ordinary Share Equivalents held by all Exercising Offerees on the date of the Transfer Notice.

(iv) Each Offeree shall be entitled to apportion Offered Shares to be purchased among its Affiliates, provided that such Offeree notifies the Transferor in writing of such allocation, and provided further that such Affiliates shall enter into a deed of accession (or other similar instrument) to the Investors’ Rights Agreement.

(v) If any Offeree gives the Transferor notice that it desires to purchase its pro rata share of the Offered Shares and, as the case may be, its re-allotment, then payment for the Offered Shares shall be by cheque or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed by the Parties and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) days after such Offeree’s receipt of the Transfer Notice, unless the Transfer Notice contemplates a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Article 12(c).

(c) Valuation of Property.

(i) Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Exercising Offerees shall have the right to pay the purchase price in the form of cash equal in amount to the value of such property.

(ii) If the Transferor and the Exercising Offerees cannot agree on such cash value within seven (7) days after the date on which the Exercising Offerees notify the Transferor of the exercise of their right of first refusal pursuant to Article 12(b)(ii), the valuation shall be made by an appraiser of recognized standing selected by the Transferor and the Exercising Offerees or, if they cannot agree on an appraiser within fourteen (14) days after the Exercising Offerees notify the Transferor of the exercise of their right of first refusal pursuant to Article 12(b)(ii), each of the Transferor and the Exercising Offeree shall select an appraiser of recognized standing and the two (2) appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value.

(iii) The cost of such appraisal shall be shared equally by the Transferor and the Exercising Offerees, with the half of the cost borne by the Exercising Offerees to be borne pro rata by each based on the number of shares each Exercising Offeree has elected to purchase pursuant to this Article 12.

(iv) If the value of the purchase price offered by the prospective transferee is not determined within the forty-five (45) day period specified in Article 12(b)(v) above, the closing of the Exercising Offerees’ purchase of the Offered Shares shall be held on or prior to the fifth (5th) Business Day after such valuation shall have been made pursuant to this Article 12 (c).

13. Right of Co-Sale.

(a) Except for Transfers in accordance with Article 15, to the extent the Holders do not exercise their respective rights of first refusal as to all of the Offered Shares pursuant to Article 12, each Holder (a “Selling Holder”) which notifies the Transferor in writing within thirty (30) days after receipt of the Transfer Notice referred to in Article 12(a), shall have the right to participate in such sale of the remaining Offered Shares on the same terms and conditions as specified in the Transfer Notice.

(i) Such Selling Holder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Holder wishes to sell under its right to participate.

(ii) To the extent one (1) or more of the Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Equity Securities that the Transferor may sell in the Transfer shall be correspondingly reduced.

(b) Each Selling Holder may elect to sell up to such number of Equity Securities equal to (on a fully converted basis) the product obtained by multiplying (i) the aggregate number of the Offered Shares being transferred following the exercise or expiration of all rights of first refusal pursuant to Article 12 by (ii) a fraction, the numerator of which is the number of Ordinary Share Equivalents held by the Selling Holder on the date of the Transfer Notice, and the denominator of which is the total number of Ordinary Shares Equivalents held by the Transferor and all Selling Holders on the date of the Transfer Notice.

(c) Each Selling Holder shall reasonably cooperate with the Transferor in connection with the transfer of its Equity Securities to the prospective purchaser. If the prospective third-party purchaser objects to the delivery of Equity Securities in lieu of Ordinary Shares, such Selling Holder shall convert such Equity Securities into Ordinary Shares and deliver certificates corresponding to such Ordinary Shares. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(d) To the extent that any prospective purchaser prohibits the participation of a Selling Holder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Holder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase such Equity Securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

14. Non-Exercise of Rights.

(a) Subject to any other applicable restrictions on the sale of such shares, to the extent that the Offerees have not exercised their rights to purchase the Offered Shares within the time periods specified in Article 12 and the Selling Holders have not exercised their rights to participate in the sale of the Offered Shares within the time periods specified in Article 13, the Transferor shall have a period of sixty (60) days from the expiration of such rights in which to sell the Offered Shares to the third-party transferee(s) identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice. Within three (3) Business Days after entering into any agreement to sell Offered Shares to a third party under this Article, the Transferor shall furnish each Offeree with a copy of all agreements relating to such sale.

(b) In the event the Transferor does not consummate the sale or disposition of the Offered Shares within sixty (60) days after the expiration of such rights, the Offerees’ first refusal rights and co-sale rights (if applicable) shall continue to be applicable to any subsequent disposition of the Offered Shares by the Transferor until such rights lapse in accordance with the terms of the Investors’ Rights Agreement.

(c) The exercise or non-exercise of the rights of the Offerees under this Article 14 to purchase Equity Securities from a Transferor or, if applicable, participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from a Transferor of Equity Securities or subsequently participate in sales of Equity Securities by a Transferor hereunder.

15. Limitations to Rights of First Refusal and Co-Sale.

(a) Notwithstanding the provisions of Articles 12 and 13, ChemExplorer Investment Holdings Limited (BVI) and/or ChemPartner Investment Holdings Limited (BVI) may Transfer Ordinary Shares by granting options to employees of the Company approved by the Board (with the affirmative vote of at least one of the Series A Directors) to purchase such Ordinary Shares in accordance with the Founder ESOP (the “Employee Transferees”). Such Transfers shall not be subject to Articles 12 or 13.

(b) The provisions of Articles 12 and 13 shall not apply to (i) Transfers by ChemExplorer Investment Holdings Limited (BVI) and/or ChemPartner Investment Holdings Limited (BVI) of Ordinary Shares in aggregate by transferring securities or granting options to persons who are not employees of the Company pursuant to the Founder ESOP (which Transfers shall not require the affirmative vote of a Series A Director); (ii) Transfers by an Ordinary Shareholder to an Affiliate which agrees to be bound under this Agreement; or (iii) (x) Transfers by the Ordinary Shareholders to a trust or other entity established for Mr. Hui’s or Mrs. Xiao’s bona fide estate or tax planning purposes, or (iv) Transfers by the Ordinary Shareholders to Mrs. Xiao, Mr. Hui’s spouse, father, daughter or any other child of Mr. Hui (collectively, the “Immediate Family Members”), provided that, in the case of clause (iii), (a) Mr. Hui or Mrs. Xiao (as the case may be) at all times remains as the trustee of such trust or other entity (or has the power to appoint and replace the trustee thereof) and may revoke the trust; (b) each such trust or other entity shall have executed documents, in form and substance reasonably satisfactory to the Investors, agreeing to be bound as a Founder under the Investors’ Rights Agreement, and (c) Mr. Hui, Mrs. Xiao, the Ordinary Shareholders and the Immediate Family Members, collectively, shall at all times Control more than fifty percent (50%) of the outstanding shares of the Company on a Fully-Diluted Basis (for purposes of the foregoing computation, ChemExplorer Investment Holdings Limited (BVI) shall be deemed to Control the Charged Shares); provided further that, in the case of clause (iv), (a) each transferee has entered into an irrevocable Power of Attorney granting Mr. Hui the exclusive power to vote all of the transferred shares; (b) each transferee shall have executed documents, in form and substance reasonably satisfactory to the Investors, agreeing to be bound as a Founder under the Investors’ Rights Agreement, and (c) Mr. Hui, Mrs. Xiao, the Ordinary Shareholders and the Immediate Family Members, collectively, shall at all times Control more than fifty percent (50%) of the outstanding shares of the Company on a Fully-Diluted Basis (for purposes of the foregoing computation, ChemExplorer Investment Holdings Limited (BVI) shall be deemed to Control the Charged Shares).

(c) In addition to the Transfers set forth in clauses (a) and (b) of this Article 15, ChemExplorer Investment Holdings Limited (BVI) and ChemPartner Investment Holdings Limited (BVI) may also Transfer up to 10% of the Ordinary Shares held by them as of the date of the Investors’ Rights Agreement to any Person, provided, (i) at the time of such Transfer Mr. Hui, Mrs. Xiao and the Ordinary Shareholders collectively Control more than fifty percent (50%) of the outstanding shares of the Company (for purposes of the foregoing computation, ChemExplorer Investment Holdings Limited (BVI) shall be deemed to Control the Charged Shares) on a Fully-Diluted Basis; (ii) the proposed transferee is not one of the entities set forth on Schedule C to the Investors’ Rights Agreement (which Schedule may not contain more than seven (7) entities at any one time and which may be updated (subject to the foregoing limitation) once every six months and upon forty-five (45) days written notice to the Ordinary Shareholders); and such Transfer shall be subject to the provisions of Articles 12 and 13.

(d) Any transferee of more than 1% of the aggregate Ordinary Shares of the Company on a Fully-Diluted Basis pursuant to clause (a), (b), or (c) of this Article 15 shall, as a precondition to such Transfer, agree in writing to be bound as a Shareholder by all of the provisions of the Investors’ Rights Agreement; provided that any transferee of more than 5% of the aggregate Ordinary Shares of the Company on a Fully-Diluted Basis pursuant to clause (a), (b), or (c) of this Article 15 shall, as a precondition to Transfer, agree in writing to be bound as a Founder by all of the provisions of the Investors’ Rights Agreement.

15.1 Termination of Transfer Restrictions

The provisions of Articles 12, 13, 14 and 15 shall terminate upon the earlier to occur of (i) the closing of a Qualified Public Offering, (ii) such time as the Investors, collectively, own less than twenty percent (20%) of the Series A Shares (or the Conversion Shares issued upon the conversion of such Series A Shares) originally purchased by the Investors at the Closing and (iii) a Liquidation Event.

Variation of Rights of Shares

16. Variation of Rights of Shares

(a) Except as provided elsewhere in these Articles, if at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may not, whether or not the Company is being wound-up, be varied without the consent in writing of the holders of a majority of the issued shares of that class, or the sanction of a resolution passed at a general meeting of the holders of the shares of that class.

(b) The rights attached to the Series A Shares may, whether or not the Company is being wound-up, only be varied with the prior written approval of the holders of at least two-thirds (66.667%) of the Series A Shares then outstanding.

17. Voting Rights.

(a) Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company: (i) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, and (ii) the holder of each Series A Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Series A Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Shareholders is first solicited. Subject to provisions to the contrary elsewhere in the Memorandum and Articles, or as required by the Companies Law, the holders of Series A Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Members.

(b) Protective Provisions. Subject to Article 97, in addition to any other vote or consent required in these Memorandum and Articles or by the Companies Law, no Group Company shall take any of the following actions without the prior approval of the Board of Directors including in each case the affirmative vote (or written consent) of at least one of the Series A Directors (where transactions below are denominated in U.S. currency, the equivalent RMB amount shall be calculated based on the average of the US$ buying and selling rates announced by the People’s Bank of China on the Business Day immediately preceding the date of such transaction):

(i) the merger, amalgamation or consolidation of the Company or any other Group Company with any Person or any transaction in which the members of the Company or the members of any other Group Company immediately before such transaction together with their Affiliates do not own or control at least a majority of the voting power of the surviving entity immediately after such transaction, or the sale, lease, exchange, transfer, contribution, mortgage, pledge, encumbrance or other disposition of all or substantially all of the assets of the Company or any other Group Company (whether in an individual transaction or a series of related transactions)

(ii) the purchase or other acquisition by any Group Company (whether individually or in combination with the Company or any other Group Company) of all or substantially all of the assets of another Person, or the making of any joint venture or partnership arrangement, or the formation of any subsidiary, or any voluntary dissolution, winding-up, liquidation of the Company or any other Group Company, or any increase, reduction, alteration or re-classification of authorized share capital of the Company or any other Group Company;

(iii) any sale, mortgage, pledge, lease, transfer or other disposition of any assets of the Company or any other Group Company (A) if such sale, mortgage, pledge, lease, transfer or other disposition is outside the ordinary course of business of the Company or any Group Company, and (B) if the total value of such assets, when combined with the total value of assets otherwise sold, mortgaged, pledged, leased, transferred or otherwise disposed of during the immediately preceding 12 months in similar transactions, exceeds US$300,000;

(iv) other than the approval of grants of any securities pursuant to the ESOP that are not on non-standard terms (including the subsequent issuance of securities in connection with the exercise of any options), the authorization, creation, sale or issuance of equity, equity-related or debt securities, by the Company or any Group Company;

(v) the repurchase or redemption of any equity securities of the Company other than the redemption of Series A Shares pursuant to Article 18 of these Memorandum and Articles;

(vi) the declaration or payment of any dividends prior to the consummation of a Qualified Public Offering (other than a Pre-Closing Earnings Dividend;

(vii) the adoption or termination of, or material amendment to the terms (including the number of options reserved for issuance, the vesting period and the exercise price of options) of any stock option, share purchase, share bonus or other equity incentive plans, agreements or arrangements of any Group Company (including the ESOP), and the approval of grants of any options thereunder to employees or consultants of any Group Company on nonstandard terms;

(viii) a material amendment to the terms of the Founder ESOP (including the number of options reserved for issuance, the vesting period and exercise price of options), insofar as such as material amendment relates to options previously issued to, or reserved for issuance to, employees of any Group Company;

(ix) the engaging in, entrance into or amendment of the material terms of any agreement or transaction between the Company or any other Group Company on the one hand, and any shareholder, member, director or employee of any Group Company, or any immediate family member of any of the Founders, or any Affiliate of an equityholder of any Group Company, on the other (including without limitation the entrance into or any amendment of the material terms of any agreement or the payment of any amounts to Jiecai), including the incurrence of any indebtedness for borrowed money, other than (a) transactions between Group Companies that are made in the ordinary course of business on arms-length terms and do not otherwise adversely affect the rights or interests of the holders of Series A Shares and (b) except as otherwise provided in this Article 17, the entering into, amendment of material terms of, or payments made to employees or directors of the Group Companies in connection with their employment with or service as a director of, such Group Companies.

(x) the incurrence of any indebtedness for borrowed money or the issuance, assumption, guarantee or creation of any liability for borrowed money, unless such borrowing has been approved in the Annual Business Plan for such financial year, provided, however, that the Group Companies as a whole may during each annual period borrow up to US$300,000 in the aggregate in excess of amounts set forth in the Annual Business Plan;

(xi) any capital expenditure unless such expenditure is made pursuant to the Annual Business Plan;

(xii) the acquisition of any shares, equity interest, or debt securities of any Person, other than

a. marketable debt securities denominated in (i) US dollars, or (ii) any currency that is freely tradable and freely convertible into US dollars and/or (iii) RMB (in each case) issued by, or unconditionally guaranteed by the government of the United States of America and/or the PRC which are not convertible into any other form of security and having not more than 12 months (from such time) or final maturity; and

b. certificates of deposit or notes or commercial paper denominated in (i) US dollars, or (ii) any currency that is freely tradable and freely convertible into US dollars and/or (iii) RMB issued by (a) any bank or financial institution which has a rating for its long term unsecured and non-credit enhanced debt obligations of BBB + or higher by Standard & Poor’s Baa1 or higher by Moody’s, or (in the case of RMB-denominated certificates of deposit, notes or commercial paper) by any of the five (5) largest commercial banks in the PRC, provided that such certificates of deposits, notes, or commercial paper mature no more than 12 months from such time;

(xiii) any increase or decrease in the authorized size of the board of directors of the Company or any other Group Company or any committee thereof;

(xiv) any material change in accounting principles of the Company or any Group Company, except as required by applicable law, or the appointment or change of the auditors of the Company or any other Group Company;

(xv) the approval of, or material amendment to any Annual Business Plan, or the undertaking of any business activities materially different from those described in the Annual Business Plan, or the cessation of any material business undertaking of the Company or any other Group Company, or the entering into of any agreement or understanding that may result in any restriction or limitation on the right of the Company or any Group Company to pursue or engage in a New Line of Business, including the biology and preclinical testing services businesses;

(xvi) the hiring or dismissal, and determination of compensation of the Chief Executive Officer, Chief Financial Officer, Head of Business Development and the Chief Science Officer (or other comparable position) of the Company or any other Group Company;

(xvii) the engaging in or entrance into any Service Agreement that provides for indemnification of the contractual counterparty for infringement of third-party intellectual property rights, provided that if the Company informs the Investors that if the relevant Group Company fails to accede to a request for the foregoing indemnification from an existing or potential customer there is a substantial likelihood (with respect to an existing customer) that such Group Company will significantly damage its relationship with such customer or lose such customer and (with respect to a potential customer) there is a substantial likelihood that such Person will not do business with such Group Company, no Series A Director consent shall be required;

(xviii) the entry into, termination or material amendment of any material Service Agreement. For purposes of this subparagraph (xix), “material” shall mean any Service Agreement that could reasonably be expected to generate more than US$2 million in revenue during any annual period.; and

(xix) the amendment or waiver of any provisions of these Memorandum and Articles or any other constitutional documents of the Company or any Group Company.

Conversion of Series A Shares

18. The holders of the Series A Shares shall have the following rights described below with respect to the conversion of the Series A Shares into Ordinary Shares. Each holder of Series A Shares shall be entitled to convert any or all of its Series A Shares at any time, without the payment of any additional consideration, into such number of fully paid Ordinary Shares per Series A Share, determined as follows. The number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A Share shall be the quotient of the Series A Original Purchase Price divided by the then-effective Series A conversion price (the “Series A Conversion Price”). The initial Series A Conversion Price shall equal the Series A Original Purchase Price. For the avoidance of doubt, the initial conversion ratio for Series A Shares to Ordinary Shares shall be 1:1, subject to adjustments of the Series A Conversion Price, as set forth below. Such conversion shall be effected by the redemption of the relevant Series A Shares each at the Series A Original Purchase Price, and the application of the proceeds thereof in consideration for the issue to the relevant holder of the appropriate number of Ordinary Shares at the Series A Conversion Price.

19. The holder of any Series A Shares who desires to convert such shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares. Such notice shall state the number of Series A Shares being converted. Thereupon, the Company shall promptly (and in any event within five (5) Business Days) issue and deliver to such holder at such office a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Series A Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date. Any conversion of Series A Shares made pursuant to this Article shall be effected in accordance with the provisions of this Article and Article 18 hereof by the redemption of the requisite number of Series A Shares and the issuance of the appropriate number of Ordinary Shares at the then-effective Series A Conversion Price.

20. Upon conversion, all declared and unpaid share dividends on the Series A Shares shall be paid in shares and all declared and unpaid cash dividends on the Series A Shares, if any, shall be paid in cash.

21. Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, each Series A Share shall automatically be converted into the appropriate number of Ordinary Shares at the then-effective Series A Conversion Price upon the consummation of a Qualified Public Offering.

22. No fractional Ordinary Shares shall be issued upon conversion of any Series A Shares. The Company shall aggregate all fractional Ordinary Shares that would be issued to the holder of the Series A Shares and shall issue the relevant whole number of Ordinary Shares, rounded to the nearest whole share (with one-half being rounded upward).

23. In the event of an automatic conversion pursuant to Article 21, all outstanding Series A Shares shall be converted automatically without any further action by the holders thereof and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent in respect of such Series A Shares. The Company will give notice of the automatic conversion to the holders of Series A Shares within five (5) Business Days after the Conversion Date. The Company will not issue certificates in respect of any Ordinary Shares into which Series A Shares have been converted upon automatic conversion unless the certificates in respect of the Series A Shares so converted are either delivered to the registered office of the Company or to the office of its transfer agent in respect of such Series A Shares or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

Adjustment of Series A Conversion Price

24. The Series A Conversion Price shall be adjusted from time to time as provided below:

(a) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Series A Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Series A Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in Additional Ordinary Shares, the Series A Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Series A Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(c) Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares, then, and in each such event, provision shall be made so that, upon conversion of any Series A Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Series A Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(d) Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event pursuant to Article 128), then in any such event, provision shall be made so that, upon conversion of any Series A Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Series A Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

25. Special Adjustment to the Series A Conversion Price.

(a) Series A Conversion Price Adjustments of Series A Shares for Certain Dilutive Issuances. The Series A Conversion Price shall be subject to adjustment from time to time as follows:

(i) Adjustment of Series A Conversion Price Upon Issuance of Shares Below Series A Original Purchase Price. No adjustment to the Series A Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued by the Company is less than the Series A Original Purchase Price. In the event that any time after the Original Issue Date, the Company shall issue any Additional Ordinary Shares without consideration or for a consideration per share less than the Series A Original Purchase Price, then the Series A Conversion Price in effect shall be reduced, concurrently with such issue, to a price equal to the price per share of such Additional Ordinary Shares.

(b) For the purpose of making any adjustment to the Series A Conversion Price or number of Ordinary Shares issuable upon conversion of the Series A Shares, as provided above:

(i) To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(ii) To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board of Directors including at least one of the Series A Directors), as of the date of the adoption of the resolution specifically authorizing such issue or sale (for the purposes of such determination, the accounting treatment of such property shall not be dispositive); and

(iii) If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board of Directors including at least one of the Series A Directors) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

(c) If at any time, or from time to time, the Company issues any Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares and the Effective Series A Conversion Price of such Ordinary Share Equivalents is less than the Series A Conversion Price in effect immediately prior to such issuance, then, for purposes of calculating any adjustment with respect to the Series A Conversion Price, at the time of such issuance the Company shall be deemed to have issued the maximum number of Additional Ordinary Shares issuable upon the exercise, conversion or exchange of such Ordinary Share Equivalents and to have received in consideration for each Additional Ordinary Share deemed issued an amount equal to the Effective Series A Conversion Price.

(i) In the event of any increase in the number of Ordinary Shares deliverable or any reduction in consideration payable upon exercise, conversion or exchange of any Ordinary Share Equivalent where the resulting Effective Series A Conversion Price is less than the Series A Conversion Price at such date, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series A Conversion Price, shall be recomputed to reflect such change as if, at the time of issue for such Ordinary Share Equivalent, the Effective Series A Conversion Price applied.

(ii) For any Ordinary Share Equivalent with respect to which the Series A Conversion Price has been adjusted under this subclause (c), no further adjustment of the Series A Conversion Price shall be made solely as a result of the actual issuance of Ordinary Shares upon the actual exercise or conversion of such Ordinary Share Equivalent.

(d) Adjustment of Conversion Price Based on 07/08 NPAT.

(i) Without prejudice to any other adjustments in these Articles, if the sum of the NPAT for (1) the twelve (12)-month period ending December 31, 2007 plus (2) the twelve (12)-month period ending December 31, 2008 (the “07/08 NPAT”) is less than US$18 million, the then-effective Series A Conversion Price shall be adjusted downwards such that the percentage of the total share capital of the Company on a Fully-Diluted Basis represented by the Series A Preferred Shares on an as converted basis, following the adjustment, is equal to:

X + Y

Where:

X = percentage of the total share capital of the Company on a Fully-Diluted Basis represented by the Series A Preferred Shares immediately prior to the adjustment provided for in this Article 25(d); and

US$18 million – 07/08 NPAT

Y = x 100%;

US$20 million

provided that in no case shall the percentage of the total share capital of the Company on a Fully-Diluted Basis represented by the aggregate number of Ordinary Shares held by the Ordinary Shareholders be reduced below 45% as a result of this adjustment.

(ii) For the avoidance of doubt, (a) in no event shall the Series A Conversion Price be adjusted upwards as a result of Articles 24 and 25 or below the then par value of the Ordinary Shares, and (b) the adjustments provided for in Articles 24 and 25 shall be cumulative and without prejudice to any other adjustments set forth in this Memorandum and Articles.

26. Other Dilutive Events. In case any event shall occur as to which the other provisions of these Articles 25-30 are not strictly applicable, but the failure to make any adjustment to the Series A Conversion Price would not fairly protect the conversion rights of the Series A Shares in accordance herewith, then, in each such case, the Board, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in these Articles 25-30, necessary to preserve, without dilution, the conversion rights of the Series A Shares.

27. Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to the Series A Conversion Price or the number or character of the Series A Shares as set forth herein, the Company shall give notice to the holders of the Series A Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the Series A Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

28. Reservation of Shares Issuable Upon Conversion. The Company shall at all times keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Series A Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Series A Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

29. Notices. Any notice required or permitted pursuant to these Articles 25-30 shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to each holder of record at the address of such holder appearing on the books of the Company. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

30. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Series A Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which the Series A Shares so converted were registered.

Commission on Sale of Shares

31. The Company shall not pay a commission to any person in consideration of his subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares of the Company. The Company may on any issue of shares pay such brokerage as may be lawful.

Nonrecognition of Trusts

32. No person shall be recognized by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof), any equitable, contingent, future or partial interest in any share, or any interest in any fractional part of a share or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share, except an absolute right to the entirety thereof in the registered holder.

Registration of Empowering Instruments

33. The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney or other instrument.

Transmission of Shares

34. In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

35. (a) Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b) If the person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

36. A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company; provided, however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within ninety (90) days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

Amendment of Memorandum of Association,

Change of Location of Registered Office and Alteration of Capital

37. (a) Subject to and insofar as permitted by the provisions of the Statute and these Articles (including Articles 16 and 17), the Company may from time to time by ordinary resolution alter or amend its Memorandum of Association otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:

(i) increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe, and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(ii) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii) by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value; or

(iv) cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

(b) All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c) Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d) Subject to the provisions of the Statute, the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e) Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

Closing of Register of Members or Fixing Record Date

38. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

39. In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

40. If the register of Members is not so closed and no record date is fixed for the determination of the Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

General Meeting

41. (a) Subject to paragraph (c) hereof, the Company shall within one (1) year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office of the Company on the second Wednesday in December of each year at ten o’clock in the morning.

(b) At these meetings the report of the Directors (if any) shall be presented.

(c) The Company, as an exempted company under the Statute, may but shall not be obligated to hold an annual general meeting.

42. The Directors may, whenever they think fit, and they shall on the requisition of Members of the Company, holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(a) The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company, and may consist of several documents in like form, each signed by one or more requisitionists.

(b) If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition, duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

(c) A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

Notice of General Meetings

43. At least five (5) days’ notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given, and of the day for which it is given, and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned, or in such other manner, if any, as may be prescribed by the Company; provided, that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the preceding Article have been complied with, be deemed to have been duly convened if it is so agreed:

(a) In the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b) in the case of any other general meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five per cent (75%) in nominal value or in the case of shares without nominal value or par value seventy-five per cent (75%) of the shares in issue, or their proxies.

44. The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

Proceedings at General Meetings

45. No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business; three (3) Members present in person or by proxy (including in each case among the Members present, at least one representative of each of TPG and TPG Biotech) shall be quorum provided always that if the Company has one shareholder or record the quorum shall be one (1) Member present in person or by proxy.

46. A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid as if the same had been passed at a general meeting of the Company duly convened and held.

47. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and if in any other case it shall stand adjourned to the same day in the next week at the same time and place, or to such other time or such other place as the directors may determine; and, if at the adjourned meeting, a quorum is not present in person or by proxy within half an hour from the time appointed for the meeting, the Members present in person or by proxy shall be deemed a quorum.

48. The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

49. If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

50. The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the holders, present in person or by proxy, of a majority of the shares held by Members present at that meeting in person or by proxy, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

51. At any general meeting, a resolution put to the vote of the meeting shall be decided on a poll.

Votes of Members

52. Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a poll, every Member present in person or by proxy shall be entitled to one vote in respect of each Ordinary Share held by him, and, in the case of each Series A Share held by him, to that number of votes to which he would be entitled, if he converted such Series A Shares into Ordinary Shares in accordance with the provisions of these Articles on the record date in respect of the Meeting at which the poll is taken, or, if no record date is established, the date the poll was taken.

53. In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose, seniority shall be determined by the order in which the names stand in the register of Members.

54. A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote on a poll by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

55. No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting.

56. No objection shall be raised to the qualification of any voter, except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

57. On a poll, votes may be given either personally or by proxy.

58. The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum at any meeting or adjournment thereof shall be one (1) person holding or representing by proxy a majority of the issued shares of the class.

Record Dates

59. For purposes of determining the Members entitled to notice of any meeting or to vote thereat or entitled to give written consent without a meeting, the Board of Directors may fix, in advance, a record date, which shall not be more than twenty (20) days nor less than ten (10) days before the date of any such meeting, nor more than ten (10) days before any such action without a meeting, and in such event only shareholders of record on the date so fixed are entitled to notice and to vote or to give consents, as the case may be, notwithstanding the registration of any transfer of any shares.

60. If the Board of Directors does not so fix a record date:

(a) the record date for determining Members entitled to notice of or to vote at any general meeting shall be at the close of business on the Business Day next preceding the day on which notice is given or, if notice is waived, at the close of business on the Business Day next preceding the day on which the meeting is held; and

(b) the record date for determining Members entitled to give written consent without a meeting, (i) when no prior action by the Board of Directors has been taken, shall be the day on which the first written consent is given, or (ii) when prior action by the Board of Directors has been taken, shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to that action, or the sixtieth (60th) day before the date of such other action, whichever is later.

61. For the purposes of determining the Members entitled to receive payment of any dividend or other distribution or allotment of any rights or the Members entitled to exercise any rights in respect of any other lawful action (other than as provided above), the Board of Directors may fix, in advance, a record date, which shall not be more than ten (10) days before any such action. In that case, only Members of record at the close of business on the date so fixed are entitled to receive the dividend, distribution or allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Company after the record date so fixed. If the Board of Directors does not so fix a record date, then the record date for determining Members for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the applicable resolution or the fifth (5th) day before the date of that action, whichever is later.

Proxies

62. The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation under the hand of an officer or attorney duly authorized in that behalf. A proxy need not be a Member of the Company.

63. The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting, provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

64. The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) the person who executed the proxy revokes it prior to the time of voting by delivering a notice in writing to the Company stating that the proxy is revoked or by executing a subsequent proxy and presenting it to the meeting or by voting in person at the meeting, or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Company before the vote pursuant to which that proxy is counted; provided, however, that no proxy shall be valid after the expiration of sixty (60) days from the date of the proxy, unless otherwise provided in the proxy.

65. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy is executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

66. Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the persons so authorized shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

67. Shares of its own capital belonging to the Company and held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

Inspectors of Election

68. Before any meeting of the Members, the Board of Directors may appoint an inspector or inspectors of election to act at the meeting or its adjournment. If no inspector of election is so appointed, then the chairman of the meeting may, and on the request of any Member or a Member‘s proxy shall, appoint an inspector or inspectors of election to act at the meeting. The number of inspectors shall be either one or three. If inspectors are appointed at a meeting pursuant to the request of one or more Members or proxies, then the holders of a majority of shares or their proxies present at the meeting shall determine whether one or three inspectors are to be appointed. If any person appointed as inspector fails to appear or fails or refuses to act, then the chairman of the meeting may, and upon the request of any Member or a Member proxy, shall, appoint a person to fill that vacancy.

Such inspectors shall:

(a) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the authenticity, validity and effect of proxies;

(b) receive votes, ballot or consents;

(c) hear and determine all challenges and questions in any way arising in connection with the right to vote;

(d) count and tabulate all votes or consents;

(e) determine when the polls shall close;

(f) determine the result; and

(g) do any other acts that may be proper to conduct the election or vote with fairness to all Members.

Directors

69. (a) There shall be a Board of Directors consisting of five (5) Directors.

(b) Each Member agrees that it will vote, or cause to be voted, all Ordinary Shares and other voting securities of the Company now owned or hereafter acquired by it so as to elect to the Board of Directors three (3) designees nominated by the Ordinary Shareholders (“Ordinary Directors”). If the Ordinary Shareholders shall notify the other Members of their decision to remove one or more of their designated designees, each Member shall vote all of the Ordinary Shares and other voting securities of the Company owned or held of record by it so as to remove such Director or Directors. Except as provided in the immediately preceding sentence, no Ordinary Director shall be removed from the Board of Directors unless the Ordinary Shareholders consent in writing to such removal. If an Ordinary Director shall cease to serve on the Board of Directors (whether by reason of death, resignation, removal or otherwise), the Ordinary Shareholders shall be entitled to designate a successor Director to hold office for the unexpired term of such Director. Such successor Director shall be nominated in accordance with this Article to fill the vacancy created thereby. Each Member shall vote all of the Ordinary Shares and other voting securities of the Company owned or held of record by it so as to elect such designee as an Ordinary Director, at a special meeting duly called or by an action by written consent for that purpose, or in the absence of action by such holders, by action by the remaining Directors as provided in Article 103.

(c) At all times that TPG and/or TPG Biotech holds any Series A Shares (or any Ordinary Shares issued upon conversion thereof), TPG and/or TPG Biotech shall be entitled to appoint, in aggregate, two (2) Directors (such Directors, collectively, the “Series A Directors”) and each of them shall be entitled to remove the Director appointed by it from the Board of Directors, either for or without cause. In the case of any vacancy in the office of a Series A Director, a successor shall be appointed by the Investor that originally appointed such Director to hold office for the unexpired term of such Director. In addition to the requirements of the Statute with respect to the amendment of these Articles, the provisions of this Article 69 may not be modified, amended, waived or terminated without the written consent or affirmative vote of holders of at least a majority of the outstanding Series A Shares, voting as a separate class.

(d) TPG shall have the right to designate one board observer (the “Observer”), who shall have the right to attend all meetings of the Board and all committees and subcommittees thereof, in a non-voting observer capacity. The Company shall ensure that the Observer receives copies of all notices, minutes, consents, and other materials that are provided to the Directors at the same time and in the same manner as provided to the Directors.

(e) TPG and TPG Biotech shall each have the right to appoint one (1) director to the boards of directors of each respective PRC Subsidiary (provided such appointment complies with applicable PRC law).

70. The remuneration to be paid to the Directors shall be such remuneration (if any) as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their reasonable traveling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company.

71. The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his remuneration as a Director.

72. A Director or Alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

73. A Director or Alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

74. A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed, no qualification shall be required.

75. A Director or Alternate Director of the Company may be or become a director or other officer of or otherwise interested in any corporation promoted by the Company, or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

76. No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided, however, that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

77. A general notice that a Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under the preceding Article and, after such general notice, it shall not be necessary to give special notice relating to any particular transaction.

Alternate Directors

78. Subject to the exception contained in these Articles about Managing Directors, a Director who expects to be unable to attend Directors’ Meetings because of absence, illness, or otherwise may appoint any person to be an Alternate Director to act in his stead and such appointee whilst he holds office as an Alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the Alternate Director were the appointor, other than appointment of an Alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.

Powers and Duties of Directors

79. The business of the Company shall be managed by the Directors who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting; provided, however, that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

80. The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

81. All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

82. The Directors shall cause minutes to be made in books provided for the purpose:

(a) of all appointments of officers made by the Directors;

(b) of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors; or

(c) of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

83. The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

84. The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities, whether outright or as security for any debt, liability or obligation of the Company or of any third party.

Management

85. The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three (3) next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(a) The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.

(b) The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them, to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(c) Any such delegates as aforesaid may be authorized by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

Managing Directors

86. The Directors may, from time to time, appoint one or more of their body to the office of Managing Director (by not an Alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no Alternate Director appointed by him can act in his stead as a Director or Managing Director.

87. The Directors may entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

Proceedings of Directors

88. Except as otherwise provided by these Articles, the Directors shall meet together for the dispatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors and Alternate Directors present at a meeting at which there is a quorum, the vote of an Alternate Director not being counted if his appointor be present at such meeting. In case of an equality of votes, the Chairman shall have a second or casting vote.

A Director or Alternate Director may, and the Secretary on the requisition of a Director or Alternate Director shall, at any time summon a meeting of the Directors by at least seven (7) days' notice in writing to every Director or Alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their Alternates) either at, before or after the meeting is held and provided further, that if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be. The provisions on Notice of General Meetings shall apply mutatis mutandis with respect to notices of meetings of Directors.

89. The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors (including in each case by the affirmative vote of at least one of the Series A Directors) and unless so fixed shall be three Directors (including in each case among the directors present, at least one of the Series A Directors). If the number of Directors is reduced to one Director, a quorum shall be one Director. For the purposes of this Article an Alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

90. The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

91. The Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within thirty minutes after the time appointed for holding the meeting the Directors present may choose one of their number to be Chairman of the meeting.

92. The Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Director in the absence of their appointers) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

93. A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote.

94. All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an Alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or Alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or Alternate Director as the case may be.

95. Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

96. (a) A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b) The provisions of Articles 62 to 66 shall mutatis mutandis apply to the appointment of proxies by Directors.

Termination of Protective Provisions

97. The rights of the Investors pursuant to clauses (c), (d) and (e) of Article 69, Article 89 and Article 17(b) shall terminate upon the earlier of (i) the closing of a Qualified Public Offering, (ii) a Liquidation Event, or (ii) at such time as the Investors, collectively, own less than twenty percent (20%) of the Series A Shares (or the Conversion Shares issued upon the conversion of such Series A Shares) originally purchased by the Investors at the Closing.

Resignations and Vacancies

98. The office of a Director shall be vacated:

(a) If he gives notice in writing to the Company that he resigns the office of Director;

(b) If he absents himself (without being represented by proxy or an Alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office;

(c) If he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(d) If he is found a lunatic or becomes of unsound mind.

99. Any Director may resign effective on giving written notice to the Board of Directors, unless the notice specifies a later time for that resignation to become effective. If the resignation of a Director is effective at a future time, the Members or the Board of Directors may elect a successor to take office when the resignation becomes effective, in accordance with Articles 100 and 102.

100. Vacancies in the Board of Directors shall be filled by the vote of the holders of that class or series of shares originally entitled to elect the Director (in accordance with Article 69) whose absence or resignation created such vacancy.

101. A vacancy or vacancies in the Board of Directors shall be deemed to exist (i) in the event of the death, resignation or removal of any Director, (ii) if the Board of Directors by resolution declares vacant the office of a Director who has been declared of unsound mind by an order of court or convicted of a criminal offense punishable by imprisonment, (iii) if the authorized number of Directors is increased, or (v) if the Members fail, at any meeting of members at which any Director or Directors are elected, to elect the number of Directors to be elected at that meeting. Upon any vacancy arising as a result of paragraph (i) or (ii) above the Director concerned shall cease to be a Director.

102. The Directors shall have power from time to time to appoint any person to be a Director at any time to fill any vacancy or vacancies not filled by the vote of the relevant Members in accordance with Article 99. Each Director so elected shall hold office until the next annual meeting of the Members or until a successor has been elected and qualified.

Presumption of Assent

103. A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

Seal

104. (a) The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorized by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary-Treasurer or some person appointed by the Directors for the purpose.

(b) The Company may have for use in any place or places outside the Cayman Islands, a duplicate seal or seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c) A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

Officers

105. The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

Dividends

106. Each Series A Share and Ordinary Share shall have the right to receive dividends and shall carry the following rights to dividends:

Subject to the Statute, the Directors may from time to time declare dividends (including interim dividends) and distributions on the Series A Shares or Ordinary Shares outstanding if the Company authorizes payment of the same out of the funds of the Company lawfully available therefore. Notwithstanding any provision in these Articles to the contrary, dividends shall accrue on the Series A Shares as follows:

(a) The holders of the outstanding Series A Shares shall be entitled to receive, out of any funds legally available therefore, non cumulative dividends for each Series A Share held by such holder, payable if, as and when declared by the Board of Directors.

(b) No dividends or other distributions shall be made or declared, whether in cash, in property, or in any other shares of the Company, with respect to any other class or series of shares of the Company whether existing as of the date of these Articles or hereinafter created, unless and until dividends in like amount have been first paid in full on the Series A Shares or declared and set apart for payment.

(c) In the event the Company shall declare a dividend or similar distribution to the holders of Ordinary Shares (other than a distribution described Article 128), then, in each such case, the holders of Series A Shares shall be entitled to a proportionate share of any such dividend or distribution as though the holders of Series A Shares were holders of the number of Ordinary Shares into which their Series A Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution.

107. Without prejudice and in addition to Article 106, in the event of a sale of all or substantially all of the assets of the Company, a merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity, or a merger or consolidation for purposes of reincorporating into another domicile) or a transfer (whether by merger, reorganization or other transaction) in which 50% of the outstanding voting power of the Company is transferred, the Directors may declare a dividend on the Series A Shares or Ordinary Shares in accordance with Article 128.

108. All dividends declared shall be declared payable to the holders thereof registered on the record date specified by the Directors at the time such dividends are declared.

109. The Directors may, before declaring any dividends, or distributions set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

110. No dividend or distribution shall be payable except out of the profits of the Company, realized or unrealised or out of the share premium account or as otherwise permitted by the Statute.

111. The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

112. The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

113. Any dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

114. No dividend shall bear interest against the Company.

Capitalization

115. The Company may upon the recommendation of the Directors by ordinary resolution authorize the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit or profit and loan amount or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares (not being redeemable shares) for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions. The Directors may authorize any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

Books of Account

116. The Directors shall cause proper books of account to be kept with respect to:

(a) all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes places;

(b) all sales and purchases of goods by the Company; and

(c) the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

117. The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorized by the Directors or by the Company in general meeting.

118. The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

Audit

119. The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

120. The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

121. Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

122. Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

Notices

123. Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, electronic messaging, facsimile transmission or telex or express courier service to him or to his address as shown in the register of Members or, when notice is given by electronic messaging, by sending it to the e-mail address provided by such Member, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

124. (a) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty hours after the letter containing the same is posted as aforesaid.

(b) Where a notice is sent by cable, telex or telecopy service of the notice shall be deemed to be effected by properly addressing and sending such notice through a transmitting organization, and to have been effected on the day the same is sent as aforesaid.

125. A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

126. A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

127. Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a) every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members; and

(b) every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notices of general meetings.

Liquidation Rights

128. Liquidation Preference. Upon the occurrence of any Liquidation Event:

(a) Before any distribution or payment shall be made to the holders of any Ordinary Shares, each holder of Series A Shares shall be entitled to receive in respect of each Series A share held an amount equal to: (i) one hundred percent (100%) of the Series A Original Purchase Price (in each case as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus (ii) all dividends declared and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus (iii) the IRR Amount (the “Series A Liquidation Preference”). If, upon any such Liquidation Event the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A Shares, then such assets shall be distributed among the holders of Series A Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(b) If, after distribution or payment in full of the amount distributable or payable on the Series A Shares pursuant to
Article 128(a), there are remaining assets of the Company available for distribution to Members, they shall be distributed in accordance with this Article 128(b). If and only if the product of (x) the percentage of the total share capital of the Company on a Fully-Diluted Basis represented by the then outstanding Series A Shares and (y) the amount of such remaining assets (such product, the “Excess Share”), is greater than the amounts received by holders of the then outstanding Series A Shares pursuant to Article 128(a), such holders shall receive, in addition to the amounts received pursuant to Article 128(a), an amount of such assets equal to the Excess Share minus any amounts received pursuant to Article 128(a). The holders of the then outstanding Ordinary Shares shall receive the balance of such assets.

(c) For the purpose of this Article, in the event the outstanding Series A Shares shall be subdivided (by share split, or otherwise), into a greater number of Series A Shares, the Series A Original Purchase Price for each class of Series A Shares then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding
Series A Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Series A Shares, the Series A Original Purchase Price for each class of Series A Shares then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(d) In any Liquidation Event, if the consideration received by the Company is other than cash, the value of such non-cash consideration will be deemed its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1) If traded on a securities exchange or through the Nasdaq Global Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in by the Board of Directors acting in good faith.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined pursuant to subparagraphs (1), (2) and (3) above to reflect the approximate fair market value thereof, as determined by the Board of Directors.

(e) Written notice of any liquidation, dissolution or winding up, including any transaction deemed to be such an action under Article 128, stating a record date or date on which a record shall be taken with respect to an event as described in Article 128 shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than twenty (20) days prior to the record date stated therein, to the holders of record of Series A Shares, such notice to be addressed to each such holder at its address as shown by the records of the Company. The notice period set forth in this Article 128(e) may be shortened (but not to less than ten (10) days) by the vote or written consent of holders of a majority of the outstanding Series A Shares, voting together as a single class.

Redemption of Series A Shares

129. Redemption of Series A Shares. The Series A Shares may be redeemed as provided in this Article 129.

(a) Optional Redemption. The Series A Shares are redeemable, in whole or in part, at the option of each of the Holders at any time, at a price equal to the sum of (i) the Series A Original Purchase Price, as adjusted in accordance with these Articles plus (ii) the IRR Amount plus (iii) any accrued and unpaid dividends, as adjusted in accordance with these Articles, (the “Redemption Amount”) upon the occurrence of any one of the following material breaches of the Securities Purchase Agreement or any of the Ancillary Agreements (each a “Designated Material Breach”):

(i) Failure by Mr. Hui or the Company to procure the payment and final resolution of the Group Companies’
pre-Closing tax liabilities in accordance with the applicable laws of the PRC and to the extent necessary for the Company to be duly listed on a Qualified Exchange;

(ii) failure by Mrs. Xiao to complete registration of her Control of the Trust and indirect ownership interests in the Company and the Offshore Entities with the Chengdu and Shanghai branches of the PRC State Administration of Foreign Exchange pursuant to the Notice of SAFE on Relevant Issue concerning Foreign Exchange Administration for Domestic Resident to Engage in Financing and Return Investment via Overseas Special Purpose Vehicles, No. 75 (2005), if such failure materially impedes the Company's ability to complete an IPO;

(iii) failure by the Company or any Founder to comply with Section 8.20 (Special Account) of the Securities Purchase Agreement;

(iv) fraud on the part of the Founders or the Company in connection with the representations and warranties made by the Founders and the Company in the Securities Purchase Agreement on or before the Closing Date; or

(v) a violation by Mr. Hui of the provisions of Section 10.4 of the Investors’ Rights Agreement that is not cured within 30 days written notice from the Investors.

At any time following a Designated Material Breach (or, with respect to Article 129(a)(iv), following the expiration of the 30-day notice period set forth therein), any Holder may deliver a written request for redemption to the Company, and the Company shall, within five (5) days of its receipt of such notice, give written notice (the “Redemption Notice”) to each Holder, notifying them of the relevant Holder’s election to redeem any or all of such Holder’s Series A Shares. Such Redemption Notice shall be delivered to the address last shown on the register of Members of the Company of each of the Holders. Such notice shall indicate the election by the Holder(s) to redeem Series A Shares pursuant to the provisions of this Article 129, shall specify the redemption date, and shall indicate that the other Holder(s) of may also give notice to redeem and submit their share certificates to the Company on or before the scheduled redemption date if they wish to also participate in such redemption. If any other Holders wish to participate in such redemption, they shall notify the Company within ten (10) days following receipt of the Redemption Notice. Holders choosing not to exercise their rights under this Article 129 in connection with any Redemption Notice may request redemption under this Article 129 at any other time provided that the provisions set forth in this Article 129(a) are then applicable. The exercise by any Holder of its redemption rights pursuant to this Article 129 shall not limit or preclude such Holder’s exercise of any other rights or remedies for such Designated Material Breach; provided that upon receipt of payment in full of the Redemption Amount each Holder shall be deemed to have irrevocably waived its right to any other remedy for such Designated Material Breach, whether by contract or otherwise (including without limitation pursuant to the indemnification provisions of the Securities Purchase Agreement) and shall, upon receipt of payment in full of the Redemption Amount and a written request from the Company, sign a release to such effect.

(b) Redemption Closing. The closing (the “Redemption Closing”) of the redemption of any Series A Shares pursuant to this Article 129 will take place within twenty (20) days of the date of the Redemption Notice at the offices of the Company, or such earlier date or other place as each Holder and the Company may mutually agree in writing. At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor, redeem each of the Series A Shares which a Holder has elected to redeem by paying in cash therefor the applicable redemption price as set forth in Article 129(a), against surrender by each redeeming Holder at the Company’s principal office of the certificate representing such share. Upon completion of the redemption and the payment of the applicable redemption price by the Company to each of the redeeming Holders of Series A Shares, all rights of the Holder of such Series A Share(s) (except the right to receive the applicable redemption price) will cease with respect to the Series A Shares being redeemed by it, and such Series A Shares will be cancelled by operation of law.

(c) Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Article 129 is due are insufficient to pay in full all redemption payments to be paid at the Redemption Closing, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay all redemption payments due on such date ratably in proportion to the full amounts to which the holders to which such redemption payments are due would otherwise be respectively entitled thereon. Thereafter, all assets or funds of the Company that become legally available for the redemption of shares shall immediately be used to pay the redemption payment (and the dividend thereon as provided below) which the Company did not pay on the date that such redemption payments were due. Before such redemption payments are paid in full, each Holder shall be entitled to receive cumulative dividends at the simple rate of twelve percent (8%) of the Series A Original Purchase Price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per annum on any Series A Shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full.

Indemnity

130. Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles) or officer for the time being and from time to time of the Company (but not including the Company's Auditors) and their heirs, executors, administrators and personal representatives shall be indemnified and secured harmless, to the maximum extent permitted by law, out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in or about the conduct of the Company's business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. No such Director, alternate Director, or officer of the Company (but not including the Company’s Auditors) shall be liable (a) for the acts, receipts, neglects, defaults or omissions of any other such Director , officer or agent of the Company or (b) for any loss on account of defect of title to any property of the Company or (c) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (d) for any loss incurred through any bank, broker or other similar person or (e) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his part or (f) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers authorities, or discretions of his office or in relation thereto, unless the same shall happen through his own dishonesty or willful default.

Fiscal Year

131. Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on 1st January in each year.

Amendments of Articles and Memorandum of Association

132. Subject to the Statute and these Articles (including Articles 16 and 17), the Company may at any time and from time to time by Special Resolution alter or amend these Articles or the Company’s Memorandum of Association, in whole or in part.

Transfer by Way of Continuation

133. If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.